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                                                                     Exhibit 4.4

                          I4 GOLD STOCK OPTION PROGRAM

         SECTION 1.    PURPOSE.

         This i4 Gold Stock Option Program (the "PLAN") is intended as an employment incentive for team members of the Company other than Officers (as defined below), to retain team members of the Company and any subsidiary of the Company, to align team member compensation opportunities with long term value creation, to encourage the sense of proprietorship of team members and to stimulate the active interest of team members in managing growth and costs, process efficiencies and customer service.

         SECTION 2.    DEFINITIONS.

         As used herein, the following terms shall have the meaning indicated:

                  (a) "COMMITTEE" shall mean the Stock Option/Compensation Committee of the Board of Directors of the Company.

                  (b) "COMMON STOCK" shall mean the Common Stock, par value one cent ($0.01) per share, of the Company.

                  (c) "COMPANY" shall mean AmeriCredit Corp., a Texas corporation, and its wholly owned subsidiaries.

                  (d) "DATE OF GRANT" shall mean the date on which an Option is granted pursuant to the terms of the Plan.

                  (e) "DISABILITY" shall mean an Optionee's present incapacity resulting from an injury or illness (either mental or physical) which, in the reasonable opinion of the Committee or its designees based on such medical evidence as it deems necessary, will result in death or can be expected to continue for a period of at least twelve (12) months and will prevent the Optionee from performing the normal services required of the Optionee by the Company, PROVIDED, HOWEVER, that such disability did not result, in whole or in part: (i) from chronic alcoholism; (ii) from addiction to narcotics; (ii) from a felonious undertaking; or (iv) from an intentional self-inflicted wound.

                  (f) "GOOD CAUSE" shall include, but not be limited to: gross, wanton, willful, or intentional misconduct that causes harm to the Company, another team member of the Company or loss of or damage to the Company's assets and records; fraud; crimes against the Company or other team members; or any other acts or failures repeated by the team member following prior written warning from the Company.

                  (g) "NONQUALIFIED STOCK OPTION" shall mean a stock option that is not an incentive stock option as defined in Section 422 of the Internal Revenue Code.

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                  (h)  "OPTION" shall mean any stock option granted under this
         Plan.

                  (i) "OPTIONEE" shall mean any team member to whom an Option has been granted under this Plan.

                  (j) "OFFICERS" shall mean, with respect to the Company or any subsidiary of the Company, any director, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, any Assistant Vice President, any Area General Manager and any other officer or employee designated by the Board.

                  (k)  "PLAN" shall mean this i4 Gold Stock Option Program.

                  (l) "PROCESSOR" shall have the meaning assigned in Section 4 hereof.

                  (m) "RIF" shall mean a reduction in force, layoff or similar termination event, as determined by the Committee in its sole discretion, that results in employment loss for 100 or more team members during any 30-day period.

                  (n)  "SHARE(S)" shall mean a share or shares of the Common
         Stock.

                  (o) "TREASURY SHARES" shall mean previously issued Shares reacquired and held by the Company.

         SECTION 3.    TOTAL AGGREGATE SHARES.

         A total of One Million Two Hundred Thousand (1,200,000) Shares shall be subject to the Plan. The Shares subject to the Plan shall consist of Treasury Shares hereby reserved for issuance; such Treasury Shares shall remain reserved until termination of the Plan. Any of such Shares that may remain unissued and that are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan.

         SECTION 4.    ADMINISTRATION OF THE PLAN.

         The Committee shall have the authority, in its sole and absolute discretion, but consistent with the terms and provisions of this Plan, to make all determinations and perform all acts necessary or advisable for administering the Plan, including the delegation of acts and responsibilities as the Committee deems appropriate to the Company's CEO and the CFO, acting jointly. The Committee may engage a processor (the "Processor") to handle the processing, record keeping and related services in connection with the Options and may change the Processor from time to time. The Processor shall initially be E*Trade or an affiliate or subsidiary thereof.

         SECTION 5.    TYPE OF OPTIONS.

         All Options granted under the Plan shall be Nonqualified Stock Options.


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         SECTION 6.    EXERCISABILITY PERIOD.

         The Options shall become exercisable over a two-year period, with 50% of the Options becoming exercisable one year after the Date of Grant and 50% becoming exercisable two years after the Date of Grant; PROVIDED, HOWEVER, that in the event an Optionee dies while employed by the Company, such Optionee's Options shall automatically become 100% exercisable as of the date of death.

         SECTION 7.    EXERCISE PRICE.

         The exercise or option price of each Share issuable upon exercise of an Option shall be equal to the closing price of the Company's Common Stock on the New York Stock Exchange on the Date of Grant.

         SECTION 8.    EXERCISE OF OPTIONS.

                  (a) Options may be exercised solely by the Optionee during his or her lifetime or after his or her death by the personal representative of the Optionee's estate or the person or persons entitled under the Optionee's will or under the laws of descent and distribution.

                  (b) An Option shall be deemed exercised when: (i) Processor has received notice of exercise from the Optionee in a manner and form acceptable to the Processor; and (ii) The Optionee has either paid the exercise price for the Options or arranged for the Processor to effect a "cashless exercise" of the Options.

         SECTION 9.    DESIGNATION OF PARTICIPANTS; TIMING OF GRANTS.

         The persons eligible for participation in this Plan as Optionees shall consist of all team members of the Company other than Officers. Upon becoming an Officer, a team member of the Company shall become ineligible for further participation in this Plan. Options shall be granted to eligible participants at such times during the year as shall be determined in the sole discretion of the Committee or its designees.

         SECTION 10.   TERMS OF OPTION.

         The unexercised portion of an Option, including the vested and unvested portions thereof, shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                  (a) the date that an Optionee ceases to be employed by the Company by reason of a voluntary resignation of such Optionee or abandonment of employment by such Optionee;


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                  (b)  one (1) year after the date that an Optionee ceases to be employed by the Company by reason of death of such Optionee;

                  (c) one (1) year after the date that the Committee or its designees reasonably determine that an Optionee is unable to perform the normal services required of the Optionee by the Company by reason of a Disability of such Optionee;

                  (d) in the event an Optionee takes a leave of absence, for any reason, six (6) months after an Optionee's last date of full time employment before commencement of such leave of absence;

                  (e) thirty (30) days after the Optionee's last date of employment in the event such Optionee ceases to be employed by the Company as a result of an involuntary termination; PROVIDED, HOWEVER, that in the event an Optionee is terminated for Good Cause, such Optionee's Options, including the vested portions thereof, shall automatically become null and void on the date of such termination for Good Cause;

                  (f) thirty (30) days after the Optionee's last date of employment in the event such Optionee ceases to be employed by the Company as a result of a RIF; and

                  (g)  subject to the other termination periods provided in this
         Section 10 (which shall take precedence and control over this subsection (g)), the third anniversary of the Date of Grant.

         SECTION L1.   ASSIGNABILITY OF OPTIONS.

         Except as may be permitted by Section 8(a) hereof, Options may not be transferred, assigned or pledged as collateral.

         SECTION 12. AMENDMENT, MODIFICATION, SUSPENSION OR DISCONTINUANCE OF THIS PLAN.

         The Board may amend, modify or terminate the Plan and any outstanding Options at any time and in any respect. The Board may not, however, amend, modify or terminate an outstanding Option without the Optionee's consent if such amendment, modification or termination materially impairs such outstanding Option.

         SECTION 13.   MISCELLANEOUS.

                  (a) The Company can not and does not guarantee that the Shares or the Options will increase in value or provide monetary benefits to Optionees. The Company can not and does not guarantee against loss due to market fluctuations.

                  (b) If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but such provision shall be fully severable, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan.


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                  (c)  All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas.

         SECTION 14.   TERMINATION DATE.

         This Plan shall be effective as of July 1, 2001 and shall terminate on June 30, 2003; PROVIDED, HOWEVER, that the termination of this Plan shall not result in the termination of any Options that remain outstanding as of the date thereof.

ADOPTED BY THE BOARD OF DIRECTORS:  July 1, 2001.


                                             AMERICREDIT CORP.



                                             By: /s/ CHRIS A. CHOATE
                                                ----------------------
                                                     Chris A. Choate
                                                     SECRETARY









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                                                       Exhibit 4.4, Appendix "A"





{Date}

{Optionee}
{Address}
{City, State, Zip}

Dear {Optionee}:

Congratulations, you have been granted a Non-Qualified Stock Option (the "Option") to purchase {Number} shares of AmeriCredit Corp. common stock as outlined below.

                  Granted To:       {Optionee}

                  Grant Date:       {Date}

            Options Granted:        {Number}

     Option Price per Share:        ${Price}

             Expiration Date:       {Date}

           Vesting Schedule:        50% on first anniversary of Grant Date and
                                    50% on second anniversary of Grant Date


By my signature below, I hereby acknowledge receipt of this Option award issued to me under the i4 Gold Stock Option Program. I further acknowledge that I have reviewed the Plan and the Prospectus for the Plan and I accept this Option subject to all the terms and provisions of the Plan.


Signature:                                               Date:
          ---------------------------                         ----------------
               {Optionee}


         NOTE: IF THERE ARE ANY DISCREPANCIES IN THE NAME OR ADDRESS SHOWN ABOVE, PLEASE MAKE THE APPROPRIATE CORRECTIONS ON THIS FORM. PLEASE SIGN IN THE SPACE INDICATED ABOVE AND RETURN THIS OPTION AWARD TO {CORPORATE REPRESENTATIVE} IN THE CORPORATE OFFICE. PLEASE KEEP A COPY FOR YOUR RECORDS.